UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2008

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Douglas Drive Sanford, North Carolina	27330
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:(919) 774-6700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2008, Mr. David M. Zaborski, Sr. Vice President, Operations, notified The Pantry, Inc. (the “Company”) of his intent to resign to pursue other opportunities. Given Mr. Zaborski’s contributions to the Company during his tenure, the Company has decided to exercise its rights under Mr. Zaborski’s amended and restated employment agreement with the Company (the “Employment Agreement”).

Mr. Zaborski’s last day of employment for purposes of the Employment Agreement will be March 31, 2008. As a result, and subject to execution and delivery by Mr. Zaborski of a standard release agreement on that date, Mr. Zaborski will be entitled to receive the following:

•	amounts due and payable to Mr. Zaborski on the date of termination;
•

an amount equal to his current monthly salary (less applicable taxes and withholdings) for 12 months, payable in substantially equal installments on the last business day of each applicable month, subject to reduction if Mr. Zaborski accepts employment or consultancy with another entity or becomes self-employed, provided, however, that all payments will be made by no later than March 15, 2009;

•

unless Mr. Zaborski obtains comparable group health insurance coverage from a subsequent employer, 12 months of reimbursement for premiums he pays for comparable health insurance, not to exceed the difference between (i) the cost of coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and (ii) the amount Mr. Zaborski paid for group health plan coverage immediately prior to the termination of his employment; and

•	his Company-provided computer and title to the Company automobile that he currently uses.

A copy of the press release announcing Mr. Zaborski’s resignation is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated February 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ Frank G. Paci
Frank G. Paci Sr. Vice President, Finance, Chief Financial Officer and Secretary

Date: February 22, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated February 22, 2008